EXHIBIT 99.2

                                CONSENT OF
                         SALOMON SMITH BARNEY INC.


      We hereby consent to (i) the inclusion of our opinion letter dated February 6, 1999 to the Board of Directors of Executive Risk Inc. ("ERI") as Annex D to the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of The Chubb Corporation ("Chubb") relating to the proposed merger of Excalibur Acquisition, Inc., a wholly-owned subsidiary of Chubb, with and into ERI and (ii) all references made to our firm and such opinion in the Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


      /s/ SALOMON SMITH BARNEY INC.


New York, New York
February 26, 1999